UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

(Rule 14a-101)

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TEXAS PACIFIC LAND CORPORATION

(Name of Registrant As Specified In Its Charter)

N/A

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On November 16, 2022, Texas Pacific Land Corporation (the “Company” or “TPL”) announced that it intends to adjourn its upcoming 2022 annual meeting (the “Annual Meeting”) only with respect to Proposal 4, which is the proposal to approve an amendment to the Company’s Certificate of Incorporation increasing the amount of authorized shares of TPL common stock (the “Share Authorization Proposal”), if the Share Authorization Proposal does not receive the requisite number of votes at the Annual Meeting and the failure of Horizon Kinetics LLC, Horizon Kinetics Asset Management LLC, SoftVest Advisors LLC, and SoftVest, L.P. (collectively, the “Investor Group”) to vote in support of the Share Authorization Proposal is determinative of such outcome. The Company intends to open and close the polls with respect to all of the other proposals put forth at the Annual Meeting. This adjournment is intended to provide the Company with time to resolve its disagreement with the Investor Group over their voting commitments pursuant to their stockholders’ agreement with the Company. The Company reserves all rights and remedies, and waives none, under such stockholders’ agreement.